Exhibit 10.1

AGREEMENT

Between:

American Enterprises MPT, L.P., as Ameridrives International, Erie, PA  USA  16502

And

UNITED STEELWORKERS OF AMERICA

Local 3199-10

Effective September 20, 2004

AGREEMENT - PREAMBLE

ARTICLE I - RECOGNITION

EMPLOYEE DEFINITION
UNION RECOGNITION
UNION MEMBERSHIP
UNION POLICY
UNION DUES
UNION TRANSFERS
UNION LIABILITY
SUBCONTRACTS

ARTICLE II - HOURS OF WORK

OPERATIONS, CONTINUOUS/NON-CONTINUOUS
BREAKS
OVERTIME, PAID
OVERTIME, NON-PAID
OVERTIME ASSIGNMENTS

ARTICLE III - HOLIDAYS

HOLIDAYS, RECOGNIZED
HOLIDAYS, PAYMENT
SHUTDOWNS
JURY SERVICE
BEREAVEMENT

ARTICLE IV - VACATIONS

WAGE EARNERS
SCHEDULE
ELIGIBILITY
VACATION PAY
VACATION PAY CALCULATION
VACATION YEAR
VACATION SHUTDOWN
VACATION NOT-TAKEN

ARTICLE V - SENIORITY

DEFINITION
CALCULATION OF CONTINUOUS SERVICE
BREAK IN CONTINUOUS SERVICE
SHIFT PREFERENCE/SHIFT REASSIGNMENT
DECREASE IN WORK FORCE AND RECALLS
BIDDING(INCLUDING TRAINING)
TRAINING PROGRAM
GENERAL INFORMATION
OFFICER SENIORITY
TEMPORARY JOB ASSIGNMENTS AND TEMPORARY TRANSFERS
DISQUALIFICATION

ARTICLE VI - ADJUSTMENT OF GRIEVANCE

PROCEDURE
GENERAL INFORMATION
COMMITTEE MEMBERSHIP
LEAVES FOR UNION REPRESENTATIVES

ARTICLE VII - WAGES

GRADES AND RATES
STARTING RATES
SHIFT PREMIUM
REPORTING PAY
CALL BACK PAY

ARTICLE VIII - JOB EVALUATION

ARTICLE IX - MANAGEMENT

ARTICLE X - SUSPENSIONS AND DISCHARGE

MANAGEMENT RIGHTS
INITIAL SUSPENSION
HEARING
SPECIFIC REVIEWS
PRIOR RECORDS

ARTICLE XI - SAFETY AND HEALTH

ARTICLE XII - INSURANCE

ARTICLE XIII - PENSION

ARTICLE XIV - S.U.B.

ARTICLE XV - MILITARY SERVICE

ARTICLE XVI - BULLETIN BOARDS

ARTICLE XVII - STRIKE AND LOCKOUT

ARTICLE XVIII - TERMINATION

APPENDIX I – JOB CLASSIFICATIONS

AGREEMENT - PREAMBLE

1.               This agreement, made and entered into this 24th day of October, 2004, effective as of September 20, 2004, by and between the United Steelworkers of America on behalf of Local Union 3199-10, hereinafter referred to as the “Union” and American Enterprises MPT, L.P. or its successors, hereinafter referred to as the “Company”.

2.               As used in this Agreement, the term “Company” shall mean and apply only to operations of American Enterprises MPT, L.P., which are located within Erie County of Pennsylvania, and which include and are specifically and directly related to the Mechanical Drives operations, whether presently existing or established through future expansion.

3.               Whereas, it is the intent and purpose of the parties hereto that this Agreement will promote and improve industrial and economic relationships between the employees and the Company, and to set forth herein the Basic Agreement covering rates of pay, hours of work and conditions of employment to be observed between the parties hereto.

4.               The Company and the Union agree there will be no discrimination against any employee or applicant for employment because of age, sex, race, creed, color, or national origin.  Use of masculine pronoun shall apply to both genders.

ARTICLE I - RECOGNITION

Employee Definition

1.               The term “employee” as used in the Agreement, shall not include Foreman, Assistant Foreman, or Supervisor in charge of any classes of labor, Plant Guards or any salaried employees.

Union Recognition

2.               The Company recognizes the Union as the sole collective bargaining agency for all employees of the Company not exempted under Section 1, and agrees not to restrict the officers in the performance of their duties providing adequate advance notice is given.

Union Membership

3.               It is agreed that one of the conditions of employment in the classes of labor covered by this agreement shall be membership in said Union of the United Steelworkers of America, with the provision that when new employees are employed, there is a probationary period of thirty (30) calendar days, after which new employees in such classes will be required to become members of said Union.  Employee or employees shall be properly classified in their respective job assignments at the completion of the probation period and the respective grievers so notified.

4.               For employees hired on or after 12/14/96, when deemed necessary by supervision on an individual basis, an employee’s probation may be extended for one (1) additional 15-working day period, beginning with a meeting with supervision, the Chief Griever, and the employee.  During this period, no union dues will be required, but the employee will be entitled to all other benefits that would normally apply.

5.               The employee will not become a member of the Union until the successful completion of his probationary period.

Union Policy

6.               It shall further be the policy of the Union to in no way restrict its members in their efforts to improve the quality and quantity of work performed.  The Company and Union agree to promote production and a genuine feeling of harmony between both parties to this Agreement.

Union Dues

7.               During the term of this agreement, the Company will continue to check off dues, and the initiation fees, each as designated by the International Treasurer of the Union, as membership dues in the Union on the basis of and for the term of individually signed voluntary check off authorized cards heretofore or hereafter submitted to the Company.  The Company shall promptly remit any and all amounts so deducted to the International Treasurer of the Union.  All above deductions shall be made weekly and shall be forwarded monthly, as in the past to the International Treasurer of the United Steelworkers of America, P.O. Box 1880, and Pittsburgh, Pennsylvania 15278-1880.  Check to be accompanied by a statement showing the part represented by initiation fees and part representing dues, with a list of employees from whom the deductions were made.

Union Transfers

8.               Employees who have transferred from another local to this local shall not pay initiation fees, and notice shall be given to the Controller by the Financial Secretary of the Union, no later than one (1) week prior to payroll deductions.  All new employees claiming to be transferred shall be referred by the Personnel Department to the Financial Secretary of the Union, whose duty it is to decide the date for the commencement of deduction and the amount of the first deduction from such transferees as may be paid up in advance in the preceding local.

Union Liability

9.               The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken by the Company in complying with the provisions of this Article.

Subcontracts

10.         It is the policy and the intent of the Company to use its employees as much as practicable for work on the properties involved, and to contract work out only when the interest of the Company and its employees as a whole are best served by the satisfaction of customers’ needs and as required by sound business considerations.

A.           When it is deemed necessary to contract work out, discussion and a good faith effort will be made by both parties to arrive at a mutual understanding as to why the sub-contracting is necessary.  It is also the intent of the Company to strive to its fullest effort to maintain a forty (40) hour work week when considering contracting work out and will seek to inform the Union of its sub-contracting needs through the establishment of monthly meetings when necessary.  Monthly meetings will be necessary if the Company has reduced the workforce such that the bargaining unit has people on layoff.  The above shall not be construed as a guaranteed of hours of work per week.  Not dependent on the above, quarterly subcontracting meetings will be held, reviewing past and proposed jobs to be subcontracted on the first Tuesday of the beginning of each quarter.

B.             Consistent with the above, one (1) committee will be established consisting of the Union Unit Chair, the Unit Secretary, the respective Grievers, and one (1) chosen by the Unit Chair, and the accountable Management representatives.  Any disputes resulting from contracting work out will be grieved starting with the third step of the procedures.

ARTICLE II - HOURS OF WORK

Operations, Continuous/Non-continuous

1.               Effective as of the date of the Agreement there is established an eight (8) hour day and a forty (40) hour week.  This is intended to define the normal hours of work and shall not be construed as a guarantee of hours of work per day or days of work per week.  An eight (8) hour day shall consist of eight (8) consecutive hours of labor, plus thirty (30) minutes off without pay for lunch on non-continuous operations.  Employees on continuous operations shall be provided with a fifteen (15) minute lunch period.  The workweek shall begin on Monday, through five (5) continuous twenty-four (24) hour cycles, each of which shall begin at the employee’s normal starting time.

A.    Normal shift schedules at the Pittsburgh Avenue plant shall be:

1)             CONTINUOUS OPERATIONS

7:00 AM - 3:00 PM

3:00 PM - 11:00 PM

11:00 PM - 7:00 AM

2)             NON-CONTINUOUS OPERATIONS

7:00 AM - 3:30 PM

3:30 PM - 12:00 Midnight

B.             Unusual shift schedules maybe instituted by mutual agreement between the Supervisor of the area and the Griever of the area and shall be posted.  (It is expressly understood that when this happens, a new twenty-four (24) hour cycle starting time has been established for those specific employee or employees involved.)

C.             The established lunch periods as they now exist will remain in effect for the duration of this agreement, unless changed by mutual agreement between the Manager of Manufacturing and the Chief Griever.

Breaks

2.               All employees shall be granted a ten (10) minute mid morning coffee break.  All employees shall be granted a five (5) minute wash-up period at the end of their shift.

Overtime, Paid

3.               Overtime shall be paid for all hours worked in excess of eight (8) in any one (1) twenty-four (24) hour cycle as defined in Paragraph 1 above, or for hours worked in excess of forty (40) hours in any one (1) week.

A.           Time and one half shall be paid for all hours worked on Saturday and Double-time will be paid for all hours worked on Sunday and/or Holidays.

Overtime, Non-paid

4.               An employee shall not be paid both daily and weekly overtime for the same hours worked.

Overtime Assignments

5.               Overtime assignments are a necessary requisite to the effective and orderly operations of the Company.  Employees scheduled for such assignments are expected to report and perform work as scheduled.  However, in the selection of employees to be assigned and scheduled the following procedure will apply:

A.           Employees within identical job classifications (Job title and Labor Grade) on the same shifts will share the overtime opportunities as equally as possible starting first with the employees with the most seniority.  (This refers to Monday through Friday Overtime.)

B.             Within the framework of the job classification on the same shift, employees have the right to refuse the overtime opportunity; but only to the extent that the needs of the Company are meet by others within the job classification on the same shift.

C.             Failure on the part of an employee to accept and work the overtime hour’s opportunity afforded to him by the Company will count as overtime hours worked by him for overtime equalization purposes.

D.            A rotation list shall be established so necessary overtime not specifically covered in normal job descriptions or in excess of the manpower available will be distributed as fairly as possible with due consideration to required skills, abilities, and physical limitations.

E.              Overtime opportunity within a given job classification on the respective shifts will be distributed among the eligible employees as equally as possible on a quarterly basis.  In all cases of Saturday and/or Sunday overtime, the twenty-four (24) hour cycle for overtime purposes is set aside in the event that employees work shifts other than those they normally work as further intent to equalize overtime opportunity.  Overtime schedules for Saturday and following weekly overtime will be posted whenever possible no later than the end of the shift for Thursdays.

F.              Overtime opportunities for weekdays shall be offered separately from overtime opportunities provided during weekends.  A surplus in one (1) category may not be used to offset a deficiency in the other.

F.              The Company and the Union recognize that perfect equalization is impossible.  However, the Company will make a good faith best effort attempt to equalize overtime opportunities as provided above.

ARTICLE III - HOLIDAYS.

Holidays, Recognized

1.               The holidays recognized as coming under the scope of this Agreement are as follows:

A.           Good Friday

B.             Memorial Day

C.             Independence Day

D.            Labor Day

E.              Thanksgiving Day

F.              The Day following Thanksgiving Day

G.             One personal day with twenty-four (24) hours prior notice.

H.            And all weekdays falling in the following period:

1)              2001 - December 24 through January 1 (inclusive)

2)              2002 - December 24 through January 1 (inclusive)

3)              2003 - December 24 through January 1 (inclusive)

2.               With the exception of the three (3) holiday weeks specified above, holidays falling on Saturday will be celebrated on Friday and there will be no work scheduled on that Saturday, and holidays falling on Sunday will be celebrated on Monday.

Holidays, Payment

3.               All contractual holidays worked shall be paid double time at the employee’s earned straight time rate for all hours worked, plus holiday pay.  An employee will be paid for a holiday not worked provided he has worked his scheduled working day both preceding and following said holiday, or has been excused for either or both of these working days.

4.               Employees who are absent because of illness or accident, which exceeds twelve (12) months, shall not be eligible for holiday pay after such period of illness.

Shutdowns

5.               Employees requested to work during the shutdown period for inventory purposes will:

A.           Receive straight time pay for an eight (8) hour shift per day.

B.             For all hours worked in excess of eight (8) hours per day the rate of pay will be in accordance with the overtime provisions of the contract.

C.             Employees who work during the Christmas - New Year shutdown may:

1)                                      At their option receive the holiday pay for the shutdown in lieu of days off or

2)                                      Schedule the time off days involved for a later date and receive payment for same as taken.

D.            The Company may employ college students and/or use office or supervisory personnel to staff the inventory crews as needed to fulfill its inventory needs provided all bargaining unit employees have been offered the opportunity first.

Jury Service

6.               Any employee who is called for Jury Service or is subpoenaed to appear as a witness in a court shall be excused from work for the days on which he serves, and shall receive for each such day of Jury Service or subpoenaed witness service on which he otherwise would have worked, the difference between eight (8) times straight time hourly rate and the payment he receives for such jury or witness service.  The employee will present proof of service and of the amount of pay received therefor.

Bereavement

7.               When a death in the immediate family occurs, an employee shall be entitled to up to three (3) days off with pay based on his current hourly rate, if scheduled working days, for attendance of funerals, the third day being the day of the funeral, or the day after the funeral if travel time dictates.  Days need not be consecutive.  Immediate family is defined as:

•	Spouse	•	Son-in-Law and Daughter-in-Law
•	Children	•	Grandparents
•	Stepson and Stepdaughter	•	Grandchildren
•	Mother and Father	•	Brother-in-Law (paid day of funeral only)
•	Stepmother and Stepfather	•	Sister-in-Law (paid day of funeral only)
•	Mother-in-Law and Father-in-Law (current spouse)	•	Aunt (excused day with no pay)
•	Sisters and Brothers	•	Uncle (excused day with no pay)

ARTICLE IV - VACATIONS

Wage Earners

1.               All actively working employees with one (1) or more years of continuous service with the Company shall be entitled to vacation with pay according to his/her length of service.  This language will not be construed to entitle any employee to pro rata vacation or pro rata vacation pay.  Employees who do not perform work during a full vacation year shall not be eligible for vacation time or pay.

Schedule

2.	YEARS OF SERVICE	VACATION

	One but less than three	One Week
	Three but less than five	Two Weeks
	Five but less than ten	Three Weeks
	Ten but less than eighteen	Four weeks
	Eighteen but less than twenty-three	Five Weeks
	Twenty-three or more	Six Weeks

Eligibility

3.               Employees who are absent because of illness or accident, which exceeds a twelve (12) month period, shall not be eligible for vacation pay.  All vacations will be capped effective 01/01/02 at four weeks for all employees.  Any employee who has more than four weeks before 01/01/02 will be grandfathered and allowed to remain at their current vacation level.

Vacation Pay

4.               Vacation pay will be paid in the same payroll week as the vacation was taken unless the vacation is one (1) week or greater, then the vacation will be paid in advance in the payroll period prior to the start of the vacation period.

A.           In the case of a holiday falling within an employee’s vacation period, the employee shall receive his holiday pay in lieu of using a vacation day.

Vacation Pay Calculation

5.               The pay for each said week of paid vacation shall consist of not less than forty (40) hours pay not more than forty-eight (48) hours pay, per individual employee.  The number of hours between the above forty (40) hour minimum and the above forty-eight (48) hour maximum shall be the average number of hours per week for which each individual employee is compensated in the immediately preceding period January 1st through May 31st.  In cases where an employee did not work during said five (5) month period, the last five (5) months worked by such an employee shall be used to determine his hours per week for vacation pay.

6.               Vacation pay will be computed on his current straight time hourly earnings at the time vacation is taken.

Vacation Year

7.               The vacation year is defined as July 1 to June 30.  Vacations will be scheduled in advance by May 1 each year, on a seniority basis within the department, which schedule shall be posted.

Vacation Shutdown

8.               Any shutdown of operations for vacation will be decided and announced—yes or no—on an annual basis no later than March 1 of each year.  If yes, the Company will shut down for vacation for up to two (2) weeks each year.  Weeks need not be consecutive and will occur between 6/15 and 8/15.

9.               Work scheduling in all departments may be scheduled on a mandatory basis during these periods.  When production workers are needed during these periods, selection shall be made first by offering work to those who are not entitled to vacation; then, if necessary, by offering the work opportunity to employees in specific job classifications within the departments in which work is required, in order of Company seniority.

Vacation Not-taken

10.   Vacations scheduled in accordance with paragraph 7 (including shutdown) will be paid as taken in accordance with this Article, however, with the exception of the shutdown, an employee may choose not to schedule any or all of the remainder of weeks due him; these weeks would then not be taken, and he would receive pay for them on either July 1 or December 1 as he may choose.

ARTICLE V - SENIORITY

Definition

1.               Seniority is defined as the total continuous service of an employee with the Company and is computed from the date of hire as total years, months, and days.

2.               Employees hired, past practice notwithstanding, with the same hiring date, will exercise all seniority rights between each other by use of their clock number, which will be assigned to them based on the date and time of their first interview.

3.               After a thirty (30) calendar day probation period is over, and employee’s seniority shall begin from the date of his employment.

4.               Those employees who are laid off during their probation period, and are recalled within thirty (30) calendar days, will be credited with the calendar days accumulated prior to their layoff toward the thirty (30) day probation period.  When the accumulation of days reaches thirty (30), an employee’s seniority shall begin from the date of employment.

Calculation of Continuous Service

5.               Continuous service shall be calculated from date of first employment or re-employment following a break in continuous service in accordance with the following provision

Break in Continuous Service

6.               Termination of Seniority and employment will result when one of the following conditions occur:

A.           Quit

B.             Discharge for Cause

C.    Failure to return from a leave of absence within the time span stipulated.

D.    Absence for four (4) or more consecutive working days without having notified the Company.

E.     Failure to report from layoff within five (5) working days after having been notified by registered mail – return receipt requested.

F.     Absence from active payroll for more than twenty-four (24) months due to a layoff.

G.    Employees who are absent due to compensable disability will retain seniority rights for twenty-four (24) months or until they have achieved Maximum Medical Improvement, whichever is later.

H.    Absence due to compensable disability incurred during the course of employment shall not break continuous services, for the period described in paragraph G provided such individual is returned to work within thirty (30) calendar days after final payment of statutory compensation for such disability or after the end of the period used in calculating a lump sum payment.

Shift Preference/Shift Reassignment

7.               Shift Preference/Shift Reassignment

A.           Employees may elect in writing, one (1) time each year, to exercise a shift preference based on seniority within their primary job function.  This election must be made by April 15, and will be implemented effective the first (1st) Monday in May.

B.             Temporary shift changes may occur to fill vacancies caused by absenteeism, illness, injury, vacation, leave of absence, or production needs for the duration of the absence or need.  In the event that an absence or needs exceeds four (4) weeks, a shift reassignment will be made based upon seniority within the primary job function.  For temporary shift changes of four (4) weeks or less, the junior associate on the excess shift will be assigned.

Decrease in Work Force and Recalls

8.               Decrease In Work Force And Recalls:

When the workforce is being decreased employees may request to be voluntarily laid off under the following circumstances:

In case of a decrease in the work force, the following steps shall apply:

A.           Voluntary Decrease in Work Force and Recalls

1)              Employees in the primary job function being reduced shall be permitted to request by seniority a voluntary layoff in place of the junior employee(s) that would be otherwise reduced.  Voluntary layoffs shall be for a maximum of thirty (30) calendar days unless extended for up to an additional thirty (30) day period or periods by mutual agreement between the Company and the Union.

2)              When employees are recalled from a voluntarily layoff, the recall opportunity will be offered to the senior laid off employee.  If the senior employee(s) declines the recall, the junior employee(s) will be required to accept the recall or shall be considered to have resigned.

3)              Whenever an employee is exerting Company seniority, as a result of a recall, he will replace the most junior employee on the job and shift chosen.

B.             Decrease in Work Force and Recalls

1)              The employee with least seniority will be removed from the job and must first choose a job which he can claim using his seniority, skill, and ability.

2)              To be considered capable of performing the job, the employee must have had experience or training equal to the requirements for the job.  No employee will be denied an opportunity to claim a job in

Category D.   A fair attempt at familiarizing the employee with the job will be made so he receives a fair trial on the job after the employee is considered qualified.  The employee exerting seniority must prove his qualifications on the chosen job within ten (10) working days.  An employee will not be removed from the job if in the opinion of management and the union the employee’s progress is sufficient.

3)              In the event the employee does not successfully qualify under 1) and 2) above, the procedure shall be repeated one (1) additional time on a different job.

4)              Failure to successfully claim a job as outlined above will result in the Company placing an employee on a job in Category D.

5)              Employees unable to exercise seniority, or to be placed successfully as outlined above will be laid off.

6)              Employees refusing to accept such assignments or to exercise seniority for available placement shall be considered as having quit.

7)              Whenever an employee is exerting Company seniority, as a result of a cutback, he will replace the most junior employee on the job and shift chosen.

C.             Recalls - Whenever there is an increase in workforce, the following steps shall apply:

1)              Employees on lay off will be recalled to vacancy given due regard to seniority, skills, and ability.

2)              Senior employees on layoff shall be afforded the opportunity to fill open jobs, which they are capable of performing.  Open Jobs must be posted at the same time employees on layoff are recalled.

3)              Senior employees on layoff status must return to their bid job when recalled on the basis of their seniority or be considered as a quit.

4)              Employees laid off, who do not respond within five (5) working days to a.) or b.) below will lose seniority rights, except for reasons acceptable to both the Company and the Union.  Copies of record to be given to Unit Secretary:

a.)           A telephone call for return to work from the Company within the presence of a Union representative or;

b.)          In the event the Company is unable to contact by phone a notice to return to work will be made by registered mail, return receipt requested, which are placed on record.

Bidding(Including Training)

9.               Whenever there is a posted vacancy in the bargaining unit, the job will be awarded in the following manner:

A.           The job will be awarded based on the seniority of those employees within the Company giving due regard to skill and ability.

B.             Accepted bidders will be restricted from bidding on any job for six (6) calendar months from the date the job is awarded.  After that period, employees shall not be limited in their right to bid for posted job vacancies in a job class parallel or higher than their own.  Except as provided in the foregoing sentence, an employee shall be limited to one (1) bid in a twelve (12) month period unless the job to which he bid is terminated for any reason, in which case he shall have unrestricted bidding rights.

C.             Senior qualified employees in the job in which the vacancy exist shall be assigned, upon request, to the vacant job without posting; same applies to shift preference.

D.            Notice of a vacancy shall be posted on the main bulletin board and the union board in the plant for two (2) working days.  The job shall be identified by listing the job title, job category, labor grade, base rate, shift, number of employees required and Date and Time of posting and expiration of posting.

E.              Employees desiring to be considered for the vacancy shall sign the bid sheet.  Qualified applicants will automatically be awarded the job according to seniority as outlined in step A and B above.  All successful bidders must sign an acceptance form at the time the Company notifies them of their successful bid, which shall be not more than five (5) days after the end of the posting period.  The results of the bidding shall be posted on the main and union bulletin boards.  The successful bidder shall be transferred to the job no later than the first day of the work week following the end of a period or ten (10) days after the date on which he was notified that he was the successful bidder (excluding Saturdays, Sundays, holidays, and vacations).   The employee will be given up to a ten (10) working day trial period to prove his qualifications.  A fair attempt will be made to familiarize the employee with all aspects of the job during this period.  If he fails to qualify, he will return to the job he formerly held.  If the bidder decides he does not want the new job (self-disqualification) after it has been awarded and accepted within ten (10) working days, and be returned to the last job held.

F.              If a job bid is put on hold and the Company is unable to award it within the prescribed five (5) day period, a memo will be posted identifying the reason for the delay.  If the job is not awarded after thirty (30) days, the job will be voided unless the company demonstrates that it is aggressively making an effort to fill the job.

G.             An employee going on vacation, short-term sick leave, layoff, or excused absence who wishes to be considered for a particular job which may be posted during his absence, may apply by filling in a form which will be available in the Personnel Office stating the job for which his application should be filed.

1)                                      Absentee job bidders on extended illness or accident will be awarded the job, if qualified.  To fill the vacancy, the employee next in line will be awarded the job with the understanding that, if the absentee bidder returns to work he will be removed from the job and go through cutback procedures.

H.            The job will be awarded to the next senior qualified bidder on the bid sheet when there is a disqualification within the first ten (10) days of a regular bid, and all training or learner bids within the first training period.

I.                 Nothing herein shall prevent plant management and the grievance committee from agreeing to permit an employee who, because of a permanent physical disability as certified by the Company medical department, is unable to continue on his then current job or be assigned to a vacant job or to successfully bid on the job without regard to seniority, provided that such employee shall not subsequently be permitted to bid off such job unless the Company medical department certifies that such employee is physically fit.

J.                Job bidding, qualification, and training.

In order to provide employment security and job performance opportunity, the Company agrees to a Company Job Training Program that will be reviewed with the union committee on an as needed basis in order to determine and negotiate any necessary changes to meet the needs of the Company, its associates and its customers.   Any changes will be implemented based upon mutual agreement

1)                                      Qualified Bid – Job opportunities will be initially posted for internal candidates. To be considered eligible for a job in this category, an associate must:

(a)          Have had prior experience in the job without a disqualification, or

(b)         Have parallel experience related to the job acceptable by management, or

(c)          Have prior completion of specific training for the job in question through the Company sponsored training program or equivalent other training programs.

2)                                      In the event there is no qualified bidder, a qualified learner from the un-qualified bidders list will be next considered.

(a)          To be considered eligible for a job in the learner category, an associate must have prior successful completion of specific learner training for the job in question through the Company sponsored learner program, or

(b)         The learner bid will be administered as a training bid except the learner bid will start at A3, B1, or C Finish on the Training program progression chart as dictated by the job bid.

3)                                      In the event that there are no qualified bidders, or qualified learners the Company may recruit external Qualified candidates or the Company may post a training bid.

4)                                      Training Bid - At any time the Company can post a training bid in order to fulfill production needs.  The training bid will be administered as follows:

(a)          All training opportunities will be posted in the plant.  All training bids will indicate Opening (date and time) and Closing (date and time) and minimum qualification requirements.

(b)         Associates and outside candidates must possess the minimum qualification requirements of the job to be considered qualified for a Job Training Bid.

(c)          Qualified internal bidders shall be awarded the training bid.

(1)          In the event there are no qualified internal bidders, the Company may recruit outside candidates for the training position.

(d)         Trainees will be restricted from bidding on any job for one (1) calendar year from the date training completed.

(e)          Training bids will start the no later than (90) days from the date of award.  If the awarded training bid is not started within (90) days of the posting expiration date, it is voided.

(f)            The company, in a good faith effort, will attempt to complete or have completed an individual training within (9) months of the start of training.  The needs and requirements of the customer always come first.

(g)         Every (30) days the trainee will be evaluated by the instructor and supervisor to ensure quality training.  If a trainee has started the training bid and fails to demonstrate sufficient progress and/or ability, the trainee can be disqualified, and returned to their last held job.

Training Program

10.         Training Program (Progression Chart)

A.                                   Training periods for each job classification are indicated below.  Progression in a lesser time for demonstrated superior learning may be granted at the company’s discretion.  Note:  Job progressions only apply to training bids and/or new hires.

Classification	Hours	Wages
A5	After 200 Hours	A Rate
A4	After 200 Hours	A Rate less $.50/hour
A3	After 200 Hours	A Rate less $1.00/hour
A2	After 200 Hours	A Rate less $1.50/hour
A1	After 200 Hours	A Rate less $2.00/hour
A Start		A Rate less $2.50/hour

B3	After 200 Hours	B Rate
B2	After 200 Hours	B Rate less $.50/hour
B1	After 200 Hours	B Rate less $1.00/hour
B Start		B Rate less $1.50/hour

C Finish	After 200 Hours	C Rate
C Start		C Rate less $1.00/hour

General Information

11.         GENERAL

A.           An employee who fails to maintain an average level of productivity for two (2) consecutive weeks will be returned to the last job held as seniority permits.  The employee may not bid back to the job from which he was disqualified for a period of one (1) year.  Employees during a two (2) consecutive week period who demonstrate that their productivity is increasing shall be afforded additional time as may be mutually agreed upon.

B.             In all cases of permanent promotion, transfer, demotion, increase or decrease of workforce, respective grievers and the unit secretary and the employee involved shall be notified in writing at least forty-eight (48) hours before such change.

C.             Union members who in the past have transferred to management work, upon termination of the management job, may return to the bargaining unit, provided however, such an employee shall not be returned to the bargaining unit with any more seniority than built up while in the bargaining unit prior to transfer.  Any such employee will not have the right to bump except by his accumulated bargaining unit seniority combined with skill and ability, within the same procedure herein outlined.  Subsequent to 09/01/71, Union members being promoted to management, who remain in management beyond ninety (90) days then have no bargaining unit seniority.

D.            Any employee from management who never held bargaining unit seniority during his tenure with the Company will not have any seniority rights other than to be considered a new employee within the bargaining unit.

E.              No foreman or supervisor shall be allowed to do production or maintenance work except for the purpose of instruction.  Fabrication of samples, tryout of new machines, or new processes is not considered production work.  If a non-bargaining employee performs work in violation of this section and the employee who otherwise would have performed this work can be reasonably identified, the Company shall pay such employee the applicable standard hourly wage rate for the time involved or for two (2) hours, whichever is greater.

F.              In case an employee leaves the service of the Company on his own accord, the employee loses his seniority rights, provided however, verifications from the Company must be writing, with a copy to the Unit Secretary immediately on separation.

G.             In case of increase or decrease of forces, an effort will be made to operate on a forty (40) hour per week basis, successful and orderly operation of the plant is to govern.

Officer Seniority

12.         The Unit Chair, Unit Secretary, Chief Griever, and grievers, shall for layoff and rehiring purposes only, have the highest seniority rank while holding office.

A.           The Unit Chair, and Unit Secretary shall exercise their seniority in the same manner as other employees.  At the point of layoff on that job their officer seniority shall take hold.

B.             Grievers and Chief Griever shall exercise their seniority in the same manner as other employees in the area of their representation to the point that they must leave the area of representation.  Then their Griever’s or Chief Griever’s seniority take hold on that job.

Temporary Job Assignments and Temporary Transfers

13.         Temporary Job Assignments and Temporary Transfers

A.           Temporary Job Assignments -   Temporary Job assignments of employees may occur to expedite production subject to the following limitations:

1)              No one job assignment will exceed Thirty (30) consecutive working days without being posted as an open job except where in the management in review with the Chief Griever demonstrates that production needs require an extension of the temporary job assignment.

2)              No one job assignment exceeding Ten (10) consecutive working days will be permitted in a job class affected by a cutback.

3)              No one employee will be used to expedite production in excess of Thirty (30) working days in any one quarter (three month period) except wherein the General Foreman in review with the Chief Griever demonstrates that production needs require and extension of the temporary job assignment.

4)              If an employee is assigned to expedite production on his bid job, such assignment will constitute a permanent recall.

5)              When job assignments to expedite production are felt to be excessive, the parties shall meet to see if the problem can be alleviated by posting, recall, and/or job evaluation.

B.             Temporary Transfers

1)              Temporary transfers of employees may occur to fill vacancies caused by absenteeism, illness, injury, vacation, or leave of absence, for the duration of the absence.  While not normally subject to job posting, in the event of a known extended absence, or an absence that exceed three (3) weeks that is undetermined, the vacancy must be posted for temporary bid with the understanding that the absent employee upon his return to work shall be returned to his job, title and labor grade if it still exists.

2)              An employee transferred from his bid job will return to his bid job when the temporary period of work is completed, if his job is still available.

3)              An employee transferred from a job he has claimed through cutback procedures shall be returned to that job when the temporary period of work is completed, if it is still available.

4)              An employee transferred to his bid job to fill a vacancy caused by absenteeism, illness, injury or leave of absence, which exceeds fifteen (15) consecutive working days, would be considered as having been permanently recalled.  Any such transfer, which does not exceed the fifteen (15) day period, would result in the employee reverting to his previously held job.

C.             General

1)              If an employee is moved to higher rated job on a temporary basis by management, he will be paid the established rate for the job during the temporary period.  In the event that an employee is assigned to a lower class of work on a temporary basis by management, he will retain the rate of his present classification during the temporary period.

2)              When an employee is temporarily moved by management for more than Five (5) consecutive work days the Unit Secretary will be issued at the time of notification a written statement as to job title, labor grade, shift, and the proposed duration of the move.  If five (5) days or less, verbal notification will be given to the affected grievers.

3)              Temporarily held positions are subject to be claimed by senior qualified employees affected by a decrease in workforce.  Absences covered by “utility concept jobs” will not be excluded from this language if the absence is beyond a week or not due to vacations.

Disqualification

14.         Disqualification

A.           If, in the Company’s opinion, an employee is unable to continue performing his job satisfactorily, the Company may remove him and permit him to use his seniority as if he were affected by a cutback.  The Company’s action may be subject to a challenge through the grievance procedure.

B.             If, in the employee’s opinion, he is unable to continue performing his job and the Company agrees, the employee will be placed, as his seniority permits, on a job in Category D.

ARTICLE VI - ADJUSTMENT OF GRIEVANCE

Procedure

1.               Should differences arise between the Company and Union of its members employed by the Company as to the meaning and application of the provisions of this Agreement, an earnest effort shall be made to settle such differences immediately in the following manner:

A.           Step (1):  Orally, between the aggrieved employee and/or a member of the grievance committee and his immediate supervisor within seventy-two (72) hours of the alleged occurrence.  In the event the matter is not settled satisfactorily at this point, then:

B.             Step (2):  The matter shall be reduced to written form within seventy-two (72) hours and presented to the Director of Personnel who will then present it to the designated Company official who will meet within five (5) working days with the Chief Griever and Shift Griever involved and give a written answer within seventy-two (72) hours following the discussion.  In the event the matter is not settled satisfactorily at this point, then:

C.             Step (3):  The written grievance is referred within five (5) working days for settlement to the respective representative of the National Organization of the Union and the Grievance Committee and members of the Company Negotiating Committee, who will meet within ten (10) calendar days to resolve the grievance.

D.            Step (4):  In the event this dispute shall not have been satisfactorily settled, the matter shall then be appealed to an impartial arbitrator to be appointed by mutual agreement of the parties hereto.  If the Company and Union cannot mutually agree to an arbitrator within ten (10) calendar days, the parties shall submit the matter to the American Arbitration Association for handling in accordance with the rules of that Association.  The Company and The Union shall share the fees and expenses incurred through the use of the Association and the arbitrator equally.

General Information

2.               General:

A.           Wherever seventy-two (72) hours is mentioned above, this is exclusive of Saturdays, Sundays, Holidays, and suspension time.

B.             When circumstances prevent the meeting and/or the rendering of a reasonable answer within the above times, the parties concerned will be notified of the anticipated delay and the reason therefore.  At this point, a mutual agreement to extend the time limit may be reached.  The agreement to extend the time limit on grievance steps should be a written memo between Union Grievance Committee Chairman and Personnel Director.  In the absence of such agreement, the time limits set forth in the above procedures up to the point of arbitration are equally binding on the company and the Union.  Failure by the Company to comply with the time limits set forth; the grievance shall be settled in favor of the Union or employee.  Failure of the employee or the Union to comply with the time limits set forth, the grievance shall be settled in favor of the Company.

C.             The arbitrator shall have jurisdiction and authority only to interpret, apply or determine compliance with the provisions of this agreement; but the arbitrator shall not have the power to arbitrate provisions or a new agreement or to arbitrate away in whole or in part, any provisions of this agreement.

D.            The decision of the arbitrator made in conformity with the terms of this Agreement shall be final and parties to abide with the award.

Committee Membership

3.               The Grievance Committee shall consist of not less than three (3) employees, and not more than five (5) employees, designated by the Union, who will be afforded such time off, without pay, as may be required:

A.           To attend the regularly scheduled committee meetings, and

B.             To attend the meetings pertaining to discharge or other matters which cannot reasonably be delayed until the time of the next regular meeting.

C.             Any member of the Grievance Committee shall have the rights to visit departments other than his own at all times for the purposes of transacting the legitimate business of the Grievance committee, after notice to and permission from his department supervisor or his designated representative; same to apply to the supervisor in the department being visited.

Leaves for Union Representatives

4.               Leaves for Union Representatives:

A.           Employees, not to exceed five (5) elected or appointed by the Union to attend meeting or conventions of the Union, shall upon proper notices be granted the necessary leave of absence without pay to attend such functions.

B.             Leaves of absences for the purpose of accepting positions with the International Union and leaves of absence for employees elected to public office for the term of office shall be available to no more than Three (3) employees during any given period of time.  Adequate notice of intent to apply for leave shall be afforded local plant management to enable proper provisions to be made to fill the job or jobs to vacated.  Leaves of absence shall be for a period not in excess of one (1) year and are subject to renewal each year thereafter.

C.             Continuous service shall not be broken by the leave of absence and will continue to accrue.  However, throughout the period of leave no monetary benefits are applicable with exception to pension rights.  Upon return by the employee or employees, he or they shall be slotted on a job in accordance with seniority, skill and ability, without loss of seniority.

ARTICLE VII - WAGES

Grades and Rates

1.               There is established a wage scale of rates in accordance with job evaluation set forth below, effective the closest Monday to:

Classification	9/20/04	9/20/05	9/20/06
A	21.16	21.51	21.71
B	19.48	19.83	20.03
C	15.86	16.21	16.41
D	13.63	13.98	14.18
Increase amount	.25	.35	.20

The above numbers represent the increase described above for each year.

Starting Rates

2.               Starting Rates for all employees, all jobs - The starting rate for any employee (successful bidding applicants and/or new hires) on any job, will be the applicable rate of the job, with the exception of learners under Job Training.

Shift Premium

3.               Employees working on second shift shall receive Forty cents ($.40) per hour in addition to their hourly rate.  Employee working on third shift shall receive Fifty cents ($.50) per hour in addition to their hourly rate.

Reporting Pay

4.               When employees are instructed to report, and do report, for work at the scheduled starting time, and are prevented from performing services that day by conditions beyond their control, such employees shall be paid for actual time held or a minimum of four (4) hours, except:

A.           If they are at home when word is left for them not to report for work.

B.             If notice has been posted or given orally on the day before and such employees have worked on the previous day to receive such posted or oral notice.

C.             When existing conditions are beyond the Company’s control, due to an act of God, such as power failure, flood, fire, and etc…

Call Back Pay

5.               Any employee who may be recalled to the plant for a specific emergency shall be compensated at a minimum of four (4) hours pay at the applicable overtime rate.

ARTICLE VIII - JOB EVALUATION

1.               The job description and evaluation for each job in effect shall continue in effect unless:

A.           Management changes the job content to the extent of one (1) labor grade or more.

B.             The job is terminated or not occupied during the period of one (1) year, or,

C.             The description and evaluation is changed in accordance with mutual agreement between the Company and the Union.  When and if the Company establishes a new job or changes the job content of an existing job to the extent of one (1) labor grade or more, a new job description and evaluation for the new or changed job shall be established in accordance with the following procedure:

1)              Management shall develop a description and evaluation of the job in accordance with the program now in effect and review the description with the Union Committee.

2)              The proposed description and evaluation will be submitted to the job evaluation committee of the Union (consisting of the Unit Chair, Unit Secretary, Chief Greiver, and the Shift Greiver of the area of representation.) for review and approval.

3)              If management and the Job Evaluation Committee are unable to agree upon the description and evaluation of the new or changed job, management shall install the proposed job on evaluated hourly rate.  The employee or employees affected or job evaluation committee may at any time within thirty (30) days file a grievance alleging that the job is improperly described and evaluated.  Such grievance shall be processed under the Grievance Procedure of this Agreement.

4)              In the event management does not develop a new job description and evaluation, the employee or employees affected may, if filed promptly but within six (6) weeks, process a grievance under the Grievance Procedure of this Agreement requesting that a job description and evaluation be developed.

ARTICLE IX - MANAGEMENT

1.               The Management of the Company, and the direction of the working forces, including but not limited to, the right to hire, suspend or discharge for proper cause, or transfer, and the right to hire, suspend or discharge for proper cause, or transfer, and the right to relieve employees from duty because of lack of work or for other legitimate reasons, is vested exclusively in the Company, provided however, this will not be used for the purpose of discrimination against any employee of the Company, subject to the provisions of this Agreement.

2.               The Company and the Union agree to cooperate for maximum production.  They will work together in suggestions for training employees and/or establishing apprentice courses.  Any program so developed shall be negotiated between the Company and the Union.

ARTICLE X - SUSPENSIONS AND DISCHARGE

Management Rights

1.               In the exercise of its rights set forth in the Article IX, Management agrees that an employee shall not be pre-emptily discharged, but that in all instances in which Management may conclude that an employee’s conduct may justify suspension or discharge, he shall be first suspended.  All disciplinary action will be taken as quickly as possible.

Initial Suspension

2.               Such initial suspension shall be not more than five (5) working days.  During this period of initial suspension, the employee may, if he believes that he has been unjustly dealt with, request a hearing and a statement of the offense with management, with members of the Grievance Committee.

Hearing

3.               Within two (2) working days of the suspension, the Unit Secretary of the Union will be given a statement containing the reason or reasons for the suspension including any background information and specifics known at the time of suspension.

4.               At such hearings the facts concerning the case shall be made available to both parties.  After such hearing or if no such hearing is requested, management may conclude whether the suspension shall be converted into a discharge, or dependent upon the facts of case, that such suspension shall be upheld, revoked, or extended.

5.               If the suspension is upheld or revoked, the employee shall be returned to employment.  If the suspension is extended or converted into discharge, and the employee protests this decision, he may do so by filing a grievance which shall then be handled in accordance with the procedure of Article VI, Adjustment of Grievance starting at Step (3).  However, it is expressly understood that any grievance filed in accord with the provisions of this paragraph, must be filed with the Company within five (5) working days immediately subsequent to the date on which the decision was made to extend the suspension or convert it to discharge.

Specific Reviews

6.               Any and all subsequent reviews pertinent to suspension and/or suspension and discharge cases will be based solely and completely on the facts leading up to and involved with each respective case.

Prior Records

7.               The Company will not use any personnel records of previous disciplinary action against the same employee involved where the disciplinary action occurred one (1) year prior to the similar charge.

ARTICLE XI - SAFETY AND HEALTH

1.               The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of their employment.  The Company in accordance with the practice now prevailing in the plant shall provide protective devices, wearing apparel and other equipment necessary to properly protect employees from injury.  Proper heating and ventilating systems shall be provided where needed.

2.               The Company shall furnish to each of its employees, employment and place of employment, which are free from recognized hazards that are causing or likely to cause death or serious physical harm to its employees.

3.               The Company Safety Coordinator, working with the Joint Company-Union Safety Committee, shall hold periodic meetings not less than monthly.  The function of this committee, shall be to advise with management on matters concerning safety and health of the employees.  The advice of the Safety Committee, together with supporting suggestions, recommendations and reasons, shall be submitted to the Director of Personnel for implementation.  The Company Safety Coordinator, working with the Joint Company -Union Safety Committee, will see that equipment considered unsafe is repaired and made safe prior to its being used.

4.               Accident investigations, when an ambulance has to be called, will be conducted with the area shift grievers present.  A copy of all supervisors’ accident Investigations reports will be provided to the Unit Secretary and appropriate Chief Griever.

ARTICLE XII - INSURANCE

1.               The Company agrees to the following contributory group insurance plan for all employees in the bargaining unit and their dependents for the term of this Agreement.

2.               All bargaining unit employees who elect to participate in the group insurance plan will participate in the cost of health care with the following weekly deductions:

A.           To offset the cost of healthcare coverage, employees have agreed to apply a portion of their increased yearly compensation to subsidize the amount required from each employee.

B.             Effective Jan 1, 2005 employees will pay 20% of the total premium reduced by a subsidy of $44,400.00.   The net weekly contribution capped for 2005 will be as follows:

2005
Single	$12.15
Parent w/Child(ren)	$29.77
Husband/Wife	$32.91
Family	$37.26

C.             Effective Jan. 1, 2006, employees will pay the lesser of 22% of the total premium reduced by a subsidy of $23,088.00 or the weekly rates as set forth below:

2006
Single	$18.62
Parent w/Child(ren)	$45.60
Husband/Wife	$50.41
Family	$57.08

D.            Effective Jan. 1, 2007, employees will pay the lesser of 22% of the total premium reduced by a subsidy of $30,779.00 or the weekly rates as set forth below:

2007
Single	$22.08
Parent w/Child(ren)	$54.10
Husband/Wife	$59.80
Family	$67.71

3.               All Employee Contributions to be effective starting 1/1/02 and renewing every 1/1 for the life of the contract and according to act 125 – Pre-tax deductions.

4.               Life Insurance – Employee Life insurance benefit is $20,000.00 of which: One-half of the respective above amount includes a Permanent and Total Disability provision and one-half includes a Waiver of Premium Clause.

5.               A.D.& D - Same as “Life” above.  ($20,000.00)

6.               Retiree Life Insurance – Retired Employee life insurance benefit after fifteen (15) years of service, life insurance will be provided by the Company for any employee so retired in the amount of $10,000.00

7.               Sickness and Accident – Employee Sickness and Accident benefit is fifty-two (52) weeks duration (1st day accident, 8th day illness) including make up on Workers Compensation to include full coverage of first week.  Weekly Benefit Amount as follows:

Benefit Amount	Effective Date
$310 per week	4/01/05
$320 per week	4/01/06
$330 per week	4/01/07

8.               S & A will be paid on the next regular pay day after becoming eligible.  The employee shall sign over all S & A checks from a Third (3rd) party insurer for any period the Company has advanced the employee for any S & A Benefits or In the event the S & A claim is denied. The Employee agrees to promptly reimburse the Company for any monies owed and authorizes the Company to deduct amounts owed from any paycheck or other pay owed to the employee.

9.               Employee and Dependent Coverage:

A.           Active employees may elect employee and dependent coverage under the health insurance plan provided by the company for the duration of this new agreement.

B.             With respect to the Hospitalization, Surgical, Major Medical and Dental benefits provided under this program, the Company will supplement the existing programs of health care, as may be needed, in order to maintain benefit quality, and cost effectiveness of the programs.  It is the intent of the Company to provide quality health care at lower costs.  In that regard, the Company will review the option designed to achieve this objective.  The Company will include the Union Committee in these meetings for the purpose of assuring their understanding, support, and agreement.  The Company will conduct educational meetings and provide informational materials for employees regarding the benefits of these new programs.  All such meetings will take place prior to the implementation of these programs.

C.             In the event the Company sees fit to change insurance carries, or to self-insure, with respect to the health and/or dental plans described above, the coverage will remain substantially similar with mutual agreement between the union and the Company.

D.            Effective for employees and dependents of employees who were hired on and after 09/01/92, any medical expenses that are incurred due to a condition which was diagnosed or which was the subject of medical advice or treatment within ninety (90) days prior to the employee and/or dependents initial effective date of coverage shall not be eligible for benefits for twelve (12) months following the employee’s and/or dependent’s initial effective date of coverage unless eligible under the HIPPA Law.

E.              Dental Program – See the dental handbook for coverages

F.              Medical Benefits are outlined in the handbooks.

G.             Birthday Rule:       Determine primary coverage for insured dependents where both spouses have Dependent Health Care Coverage.  The primary coverage will be provided by the employers’ plan of the spouse having the earliest birthday in the year (previously, the employers’ plan of male was considered primary).

H.            Employees employed after 9/1/89 who retire will have their first six (6) months of COBRA coverage paid for by the Company.  Employees who retire under disability and normal retirement (age 62) hired prior to 09/01/89 shall have continued coverage after retirement under the Blue Cross/Blue Shield health coverage (excluding Major Medical, prescription drug card, and dental coverages) at company cost for the retiree.  Retirees and dependents are not eligible for Select Blue (POS) coverage.  Such coverage will continue for the retiree and spouse until the earlier date of Medicare eligibility of the retiree and spouse or death of employee.  When the spouse of a living retiree reached Medicare eligibility all coverages on such spouse will terminate at that time but coverage on any eligible dependents will continue until age 19 (to include full time college students to age 25) or death of the retiree if earlier.  When the retiree reaches Medicare eligibility, the coverage on the retiree will change to the Blue Cross/Blue Shield “65 Special” coverage.  Retirees who retire on or after 09/01/83 at age sixty (60) with at least thirty (30) years of service will receive the same health insurance as that received by normal retirees.

10.         The following miscellaneous provisions are applicable and pertinent to the Insurance Program throughout the duration of this Agreement.

A.           Occupational Disability: Coverage will continue under the Health, Dental, Vision, Group life, and Accidental Death and Dismemberment Insurance programs throughout the period which the employee is eligible to receive Worker’s Compensation benefits for up to twenty four (24) months or until the employee has reached maximum medical improvement whichever is later.  The employer will provide the employer’s portion of the cost of the health care coverage.  The employee will be required to remit his portion on a monthly basis to remain eligible for these benefits.

B.             In case of a dispute as to liability regarding a Workers’ Compensation claim, the insurance carrier involved shall accept the claim and pay the benefits outlined herein.  Should such a claim be determined at a later date to be compensatable under Workers’ Compensation and payment is made, reimbursement will be to said insurance carrier.

C.             Non-Occupational Disability:   The full insurance program will be kept in force during the period in which the employee receives disability benefits for a period not to exceed fifty-two (52) weeks.  If at the end of fifty-two (52) weeks, the employee continues to be disabled, the Group Life Insurance along with the Major Medical coverage will be kept in force.  The employer will provide the employer’s portion of the cost of the health care coverage.  The employee will be required to remit his portion on a monthly basis to remain eligible for these benefits.

D.            Layoff or Leave of Absence: Life Insurance coverage for any employee who is on layoff will be continued at Company cost for six (6) insurance months following the month in which layoff or leave of absence takes place.  Thereafter, the employee may continue for an additional eighteen (18) months at a cost of $.60/$1,000.00 if the employee chooses to voluntarily make payment to the Company no later than the fifteenth (15th) day of each month.

E.              Layoff Health Benefit.

1)              The health benefits (including dental and vision) under this program will be continued for six (6) months for employees with two (2) or more years of continuous service at the date of layoff.

2)              The employer will provide the employer’s portion of the cost of the health care coverage.  The employee will be required to remit his portion on a monthly basis to remain eligible for these benefits.

3)              Thereafter, the employee may continue this coverage for an additional period of eighteen (18) months if he chooses, by paying the monthly premium to the Company no later than the fifteenth of the month.

F.              Permanent-Total Disability:  If you become permanently and totally disabled for life from any cause and provided that such disability:

1)              Occurs prior to age 60.

2)              Occurs after you have been continuously insured for at least one (1) year.

3)              Prevents you from engaging in any occupation for wage or profit.

4)              Has continued for a period of at least six (6) months.

5)              Is confirmed periodically by due proof as required by the Company, 50% of the amount for which you are insured will be paid to you in 40 equal monthly installments.  In the event of recover, monthly installments will cease.

6)              The Group life insurance policy is to contain a clause providing for a waiver of premium in the event an employee becomes totally disabled prior to age sixty (60), payable at death, in addition to any unpaid balance payable under P.T.D. coverage.

7)              The amount of life insurance covered under Waiver of Premium shall reduce to $10,000 at normal retirement date.

G.             The Company and the Union mutually agree that any employees who apply for and receive Sick and Accident (disability) benefits and are gainfully employed elsewhere during the disability period will automatically be deemed to have quit their jobs at Ameridrives International and will be terminated immediately.

H.            The Company and the Union agree that each employee shall be required to sign or obtain signatures to the necessary enrollment cards or other instruments incidental to the group insurance program.

I.                 Employees returning to active employment with seniority rights will be automatically covered as of the first day of active work.  Any employees not actively at work on the effective date of this Agreement shall receive the benefits effective on their first day of return to active work.

J.                Insurance will become effective for all employee who are actively at work on the effective date of this program, provided they have competed their thirty (30) days probationary period.

K.            New booklets will be prepared and will describe the insurance coverages in reasonable detail, listing covered services, limitations and exclusions, and it is agreed that employees will observe reasonable requirements for filing claims for benefits under the plan.  The booklet is to set forth the terms of the plan within the meaning of this Agreement and to the mutual satisfaction of the parties hereto.

L.              The administration of said program shall be under the general guidance and supervision of the Company, but the Company agrees to furnish the Union such reports and statistical data as shall be necessary for a reasonable comprehension and understanding of the operation of the program.

M.         In the event of individual differences between any employee(s) and the insurance carrier as to the payment of claims, both parties agree to cooperate fully in seeing that the carrier selected fulfills its obligation on payment of claims.

N.            All of the above notwithstanding, employee hired on and after 09/01/89 are not eligible for Life Insurance when they retire.

O.            Employees, under C.O.B.R.A. may also be eligible to continue medical and dental benefits after coverage terminates.  See your group insurance booklet for details.

ARTICLE XIII - PENSION

1.               The pension agreement as amended in effect on 08/31/95 shall remain in effect for the duration of this agreement (unless changes are required by law).  The following amendments will be effective 09/20/04.

A.           The pension multiplier will be increased to $34.00 per year of service for eligible employees.

B.             The 1% alternative pension multiplier was frozen at the benefit calculation, for each eligible employee effective on September 20, 2001.  Years of credited service for purposes of the 1% alternative pension multiplier will be frozen effective September 20, 2004.

C.             As set forth in the pension plan agreement, at retirement, eligible employees shall receive the higher level of benefits provided under the contractual pension multiplier, or the frozen 1% alternative pension multiplier.

ARTICLE XIV - S.U.B.

1.               The existing S.U.B. Plan as amended effective 09/01/86 shall remain in effect.

ARTICLE XV - MILITARY SERVICE

1.               Employees other than temporary employees, who enter the Armed Forces, shall be reinstated upon completion of their first enlistment or subsequent involuntary enlistment and in accordance with the provisions of Selective Service Act as amended.

ARTICLE XVI - BULLETIN BOARDS

1.               A Separate bulletin board shall be provided at the plant for the posting by Local 3199-10 and members thereof of such notices that have been approved by the Company.  This is agreed to with the following understanding:

A.           Boards will be continuously reviewed, with old notices removed after a reasonable amount of time.

B.             Notices will be of good general taste such as Local 3199-10 business matters, meeting announcement, and “for sale” items.

C.             Material posted must be approved and signed by an appropriate Union Officer.

ARTICLE XVII - STRIKE AND LOCKOUT

1.               There shall be no authorized or sanctioned strike, work stoppage, lockout or other interference with production during the effective term of this Agreement.

ARTICLE XVIII - TERMINATION

1.               The agreement of all parties contained in this basic Agreement shall become effective as of 09/20/04 and shall continue in effect to and including midnight 09/19/07

2.               Either party may on or before 06/01/07, give notice to the other party of the desire of the party giving such notice to negotiate with respect to the terms and conditions of a new basic agreement.

A.           If such notice is given, the parties shall meet within thirty (30) days after 06/01/07 to negotiate with respect to such matter.

B.             If either party gives no such notice, the Contract shall extend for one (1) year.

3.               Any notice to be given under this Agreement shall be given by registered mail, be completed by and at the time of mailings; and, if by the Company, be addressed to the United Steelworkers of America, District 10, 1945 Lincoln Highway, North Versailles, Pennsylvania 15137-2798, and if the by Union to the Company, be addressed to American Enterprises MPT, L.P., 1802 Pittsburgh Avenue, Erie, Pennsylvania 16502.    Either party may, by like written notice, change the address to which the registered mail notice is to be given.

Signed, this 24th Day of October, 2004

AMERICAN ENTERPRISES MPT, L.P.

/s/	David P. Zietlow
/s/	Jason Trippe
/s/	Daniel R. Harvey

UNITED STEELWORKERS OF AMERICA

/s/	William Wolfram
/s/	Gene Mook
/s/	Raymond Brown
/s/	Jeffrey Manczka
/s/	Glenn Diley
/s/	Timothy Hart
/s/	Michael Monocello

APPENDIX I – JOB CLASSIFICATIONS

1.               The Classifications will be defined using the definitions as provided in the previous proposal as follows:

A.           Class A=Machine Operator -  Includes cellular manufacturing jobs or jobs that require more than (3) machines to be run simultaneously.  A cell is defined as a series of machines or processes, grouped together by work sequence, whose primary (defined as greater than 80%) function is to transform raw materials into finished goods.  Class A will:

1)              Alters multiple features of a part

2)              Flows parts (one machine to the next w/o queues until operations are complete.)

3)              Have the Ability to produce on multiple machines simultaneously.

4)              Self Scheduling

— or —

5)              Must run more than (3) machines simultaneously. (Group technology)

6)              This class currently consists of but is not limited to:

(a)          Gear line

(b)         Maintenance A (Electrician Current)

(c)          Standards cell

(d)         Re-bore cell

(e)          Welder/Diaphragm Cell

(f)            HS Spacer Cell

(g)         HS Diaphragm cell

(h)         HS Component cell

(i)             HS Sub Assembly cell

(j)             HS Assembly cell

(k)          Large Standard Cell

B.             Class B=Jobs which transform raw material into finished parts or goods (non-cellular).

1)              This class currently consists of but is not limited to:

(a)          Keyseater

(b)         Slotter/Slotter Grinder

(c)          Toolmaker

(d)         Manual Engine Lathe

(e)          Turret Lathes

(f)            Welder

(g)         K & T Mill

(h)         Radial Drill/Toyoda

(i)             Grinding

(j)             Heavy Assembly/Lapping

(k)          Vertical Turret Lathe

(l)             Induction Hardening

(m)       Cleereman Drill/Mills

(n)         2 – Axis CNC’s

(o)         4 – Axis CNC’s

(p)         Maintenance B (Mechanic/Millwright)

(q)         Chief Inspector

C.             Class C=Jobs that directly support the Class A and B jobs.

1)              This class currently consists of but is not limited to:

(a)          Inspector

(b)         Packing

(c)          Deburr

(d)         Carpenter

(e)          Tool Crib

(f)            Storeroom

(g)         Receiver

D.            Class D=Jobs which support the shop.

1)              This class currently consists of but is not limited to:

(a)          Labor Crew

(b)         Oiler

(c)          Jitney/Move Man

E.              Maintenance - Due to the nature of this work, the definitions of classes A or B will be different – although the pay scale remains the same.

1)              Maintenance A – The ability to fix a machine mechanically and electronically and do building maintenance.  Person must be a qualified electrician.

2)              Maintenance B – The ability to mechanically fix a machine and do building maintenance.

F.              Rules - In each of the above job classes, there are still primary job functions for individuals.  For instance, the turret lathe operator is in class B, but still owns the job titled “Turret Lathe”.  The operator will be required to operate the machine, and perform any tasks that are within the same or lower class (Class B, C, and D in this case), at the Class B wage.  For instance, this person may de-burr his part (De-burr), inspect it (Inspector), move it to the next operation (Jitney), and must also take care of his machine, for example, oil, and/or grease machines as needed. (Oiler.)

G.             It will be understood that the primary functions of the “C” and “D” classification will be a secondary function of the job classifications of “A” and “B”.